EXHIBIT 99.1

NGP Capital Resources Company Announces Declaration of Quarterly Dividend, 2010 Financial Results and Portfolio Activity

HOUSTON, March 11, 2011 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.18 per common share. The expected dividend payment date is April 8, 2011 to stockholders of record on March 31, 2011. It is expected that the dividend will be paid out of ordinary income for tax purposes. The tax characteristics of all dividends will be reported to each stockholder on Form 1099 after the end of the year.

The Company also announced its financial results for the fourth quarter and full year 2010.

Highlights for the year ended 2010:

Stockholders' equity: $235.7 million
Net asset value per share: $10.90

Operating Results:
Net increase in stockholders' equity (net assets) from operations: $10.5 million
Net investment income: $11.2 million
Net realized capital loss on portfolio securities and commodity derivative instruments before income taxes: $33.3 million
Net decrease in unrealized depreciation on portfolio securities and commodity derivative instruments before income taxes: $31.2 million
Dividends declared per common share: $0.69

Portfolio and Investment Activity:
New investments made in portfolio companies during period: $59.4 million
Total invested in portfolio companies at December 31, 2010: $242.6 million
Number of portfolio companies at December 31, 2010: 20

Portfolio and Investment Activity

During 2010, the Company funded investments to five new portfolio companies of $59.4 million and an additional $18.1 million to existing portfolio companies. The Company received principal repayments, realizations and settlements of $87.7 million in 2010. From commencement of investment operations in November 2004 through December 31, 2010, the Company has invested $759.7 million in thirty-four portfolio companies, all energy-related, and received principal repayments, realizations and settlements of $517.1 million. At December 31, 2010, the Company's targeted investment portfolio consisted of twenty portfolio companies totaling $242.6 million.

The weighted average yield on targeted portfolio investments (exclusive of capital gains or losses) was 10.42% at December 31, 2010.

Operating Results – Year ended December 31, 2010

Investment income totaled $23.6 million for the year ended December 31, 2010, with $22.0 million attributable to the Company's targeted portfolio investments and $1.6 million attributable to fee income and income from cash and cash equivalents. Operating expenses for the year ended December 31, 2010 were $12.1 million and included $5.5 million of management and incentive fees, $1.3 million of interest expense and credit facility fees and $5.3 million of general and administrative expenses. The resulting net investment income, including a $0.3 million tax provision, was $11.2 million.

The Company had a net realized capital loss before income taxes of $33.3 million from the sale of its investment in Formidable, LLC during the fourth quarter of 2010.

The Company experienced a net decrease in unrealized depreciation before income taxes of $31.2 million, consisting of a $37.4 million decrease due to realizations, offset by a $6.2 million increase in the fair value of remaining targeted portfolio investments.

Overall, the Company had a net increase in stockholders' equity (net assets) resulting from operations of $10.5 million, or an increase of $0.49 per share. After giving effect to the $0.69 per common share dividends declared during the year, stockholders' equity (net assets) per share as of December 31, 2010 was $10.90.

Operating Results – Three months ended December 31, 2010

Investment income totaled $6.1 million for the three months ended December 31, 2010, with $5.9 million attributable to the Company's targeted portfolio investments and $0.2 million attributable to fee income and income from cash and cash equivalents. Operating expenses for the period were $3.0 million and included $1.4 million of management and incentive fees, $0.3 million of interest and credit facility fees and $1.3 million of general and administrative expenses. The resulting net investment income for the fourth quarter of 2010, including a $47,000 tax benefit was $3.2 million.

During the three months ended December 31, 2010, the Company had a net realized capital loss of $33.3 million before income taxes.

For the three months ended December 31, 2010, the Company experienced a net decrease in unrealized depreciation before income taxes of $30.5 million, consisting of a $34.0 million decrease due to realizations, offset by a $3.5 million increase in the fair value of remaining targeted portfolio investments.

Overall, the Company had a net increase in stockholders' equity (net assets) resulting from operations of $1.5 million, or an increase of $0.07 per share for the three months ended December 31, 2010 and declared dividends during the period of $0.18 per share, resulting in stockholders' equity (net assets) per share of $10.90 as of December 31, 2010.

Subsequent Events

In January 2011, we repaid the entire $50.0 million balance on our Amended and Restated Revolving Credit Agreement.

On January 7, 2011, we closed a $10 million participation in a $20 million term loan (the "Resaca Term Loan") issued by Resaca Exploitation, Inc. ("Resaca"). The Resaca Term Loan earns cash interest of 9.5% (12% for paid-in-kind interest), is unsecured, and grants us warrants entitling us to purchase up to 2.42 million additional shares of Resaca common stock. Resaca used the proceeds from the Resaca Term Loan and a new revolving credit facility to repay its existing revolving credit facility and to provide capital for additional development of its properties.

In February 2011, we increased the commitment under the Senior Secured Revolving Credit Facility (the "Revolver") with Alden Resources, LLC ("Alden") from $3.0 million to $8.0 million with initial availability of $6.9 million. The terms of the Revolver are unchanged. As consideration for increasing the Revolver commitment, we earned an incremental 1.0% royalty interest on all of Alden's revenue and a $250,000 amendment fee.

Conference Call at 11:00 a.m. Eastern Time on March 11, 2011

The Company invites all interested persons to participate in its conference call on March 11, 2011 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609.

The Company will maintain an audio replay of the call from 2:00 p.m. Eastern Time on March 11, 2011 through midnight March 17, 2011. The replay dial-in number is (800) 642-1687. International callers should dial (706) 645-9291. The replay pass code is 49195763. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009

Assets
Investments in portfolio securities at fair value
Control investments - majority owned (cost: $89,502,910 and $118,590,412, respectively)	$ 70,973,316	$ 72,449,620
Affiliate investments (cost: $34,146,328 and $30,727,367, respectively)	33,064,028	31,578,945
Non-affiliate investments (cost: $114,852,057 and $104,372,211, respectively)	112,025,645	96,027,578
Investments in commodity derivative instruments at fair value (cost: $0 and $30,100, respectively)	--	49,000
Total investments	216,062,989	200,105,143

Cash and cash equivalents	68,456,908	108,288,217
Accounts receivable and other current assets	3,095,882	2,115,663
Interest receivable	2,236,122	1,241,609
Prepaid assets	1,736,732	2,201,468
Deferred tax assets	--	2,979,209
Total current assets	75,525,644	116,826,166

Total assets	$ 291,588,633	$ 316,931,309

Liabilities and stockholders' equity (net assets)
Current liabilities
Accounts payable and accrued expenses	$ 525,111	$ 1,098,414
Management and incentive fees payable	1,376,032	1,415,866
Dividends payable	3,893,076	3,676,794
Income taxes payable	50,350	62,321
Total current liabilities	5,844,569	6,253,395

Deferred tax liabilities	18,136	3,002,366
Long-term debt	50,000,000	67,500,000

Total liabilities	55,862,705	76,755,761

Commitments and contingencies

Stockholders' equity (net assets)
Common stock, $.001 par value, 250,000,000 shares authorized; 21,628,202 shares issued and outstanding	21,628	21,628
Paid-in capital in excess of par	293,789,803	295,174,063
Undistributed net investment income (loss)	(7,845,925)	(4,944,530)
Undistributed net realized capital gain (loss)	(32,778,782)	--
Net unrealized appreciation (depreciation) of portfolio securities and commodity derivative instruments	(17,460,796)	(50,075,613)

Total stockholders' equity (net assets)	235,725,928	240,175,548

Total liabilities and stockholders' equity (net assets)	$ 291,588,633	$ 316,931,309

Net asset value per share	$ 10.90	$ 11.10

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended		Year Ended	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	unaudited	unaudited	audited	audited
Investment income
Interest and dividend income:
Control investments - majority owned	$ 795,578	$ 1,007,173	$ 4,179,620	$ 1,974,727
Affiliate investments	982,060	826,733	3,674,252	4,785,915
Non-affiliate investments	3,584,797	3,025,606	13,153,253	16,756,945
Royalty income (loss), net of amortization:
Control investments - majority owned	514,424	352,251	1,791,682	1,246,484
Non-affiliate investments	193,033	(976,559)	(844,979)	(6,465,901)
Commodity derivative income, net of expired options	--	115,905	16,079	5,999,932
Other income	45,151	77,499	1,615,151	221,765

Total investment income	6,115,043	4,428,608	23,585,058	24,519,867

Operating expenses
Management and incentive fees	1,376,032	1,415,866	5,547,984	6,437,648
Professional fees	231,487	249,089	878,423	950,306
Insurance expense	183,848	191,149	740,822	791,288
Interest expense and fees	304,198	319,129	1,260,452	2,860,280
State and excise taxes	831	--	831	--
Other general and administrative expenses	899,338	1,299,575	3,662,350	3,560,699

Total operating expenses	2,995,734	3,474,808	12,090,862	14,600,221

Net investment income before income taxes	3,119,309	953,800	11,494,196	9,919,646

Benefit (provision) for income taxes	46,643	(34,661)	(252,066)	(19,347)

Net investment income	3,165,952	919,139	11,242,130	9,900,299

Net realized capital gain (loss) on investments
Net realized capital gain (loss) on portfolio securities:
Control investments - majority owned	(33,298,027)	(137,666)	(33,298,027)	(487,666)
Non-affiliate investments	22,655	(14,137,318)	22,655	(13,841,281)
Benefit (provision) for taxes on capital gain (loss)	2,756	(8,507)	(107,736)	110,493

Total net realized capital gain (loss) on investments	(33,272,616)	(14,283,491)	(33,383,108)	(14,218,454)

Net unrealized gain (loss) on investments
Net increase (decrease) in unrealized appreciation (depreciation) on portfolio securities and commodity derivative instruments:
Control investments - majority owned	30,536,526	(2,997,166)	27,611,198	(24,270,852)
Affiliate investments	(201,835)	(2,112,244)	(1,933,878)	2,993,146
Non-affiliate investments	190,451	17,171,377	5,499,321	15,663,528
Benefit for taxes on unrealized gain (loss)	1,110,149	(1,040,897)	1,438,176	1,113,329

Total net unrealized gain (loss) on investments	31,635,291	11,021,070	32,614,817	(4,500,849)

Net increase (decrease) in stockholders' equity (net assets) resulting from operations	$ 1,528,627	$ (2,343,282)	$ 10,473,839	$ (8,819,004)

Net increase (decrease) in stockholders' equity (net assets) resulting from operations per common share	$ 0.07	$ (0.11)	$ 0.49	$ (0.41)

	For The Three Months Ended		Year Ended	Year Ended
Per Share Data	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	unaudited	unaudited	audited	audited

Net asset value, beginning of period	$ 11.01	$ 11.38	$ 11.10	$ 12.15

Net investment income	0.15	0.05	0.52	0.46
Net realized and unrealized gain (loss) on portfolio securities and commodity derivative instruments	(0.08)	(0.16)	(0.03)	(0.87)
Net increase (decrease) in stockholders' equity (net assets) resulting from operations	0.07	(0.11)	0.49	(0.41)

Net asset value before dividends	11.08	11.27	11.59	11.74

Dividends declared	(0.18)	(0.17)	(0.69)	(0.64)

Net asset value, end of period	$ 10.90	$ 11.10	$ 10.90	$ 11.10

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $9.5 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.

CONTACT: Steve Gardner
         investor_relations@ngpcrc.com
         713-752-0062